EXHIBIT 15.1

GENOIL INC.

December 31, 2025

FORM 20-F

F-1

To the Board of Directors and Stockholders of Genoil Inc.,

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Genoil Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024 and the related consolidated statements of operations, stockholders’’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Genoil Inc. and its subsidiaries as of December 31, 2025 and 2024 and the consolidated results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’’s management. Our responsibility is to express an opinion on the Company’’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ HHL LLP

New York, New York

Auditor Firm ID 822

May 11, 2026

We have served as the Company’’s auditor since 2024

F-3

GENOIL INC.

Consolidated Balance Sheets

(Expressed in US Dollars)

	December 31,	December 31,
	2025	2024
CURRENT ASSETS
Cash and cash equivalents	$12	$12,036
Prepaid expenses and other current assets	5,000	84,396

Total Current Assets	5,012	96,432

OTHER ASSETS
Due from related party	-	37,181
Intangible assets, net	1	1

TOTAL ASSETS	$5,013	$133,614

CURRENT LIABILITIES
Trade and other payables	$119,027	$158,627
Accrued interest payable to related parties	72,256	38,612
Due to related parties	102,467	46,875

Total Current Liabilities	293,750	244,114

NON-CURRENT LIABILITIES
Convertible notes to related parties, noncurrent portion	220,139	214,375

Total Non-Current Liabilities	220,139	214,375

TOTAL LIABILITIES	513,889	458,489

STOCKHOLDERS’’ EQUITY (DEFICIT)
Preferred Stock, no par value; authorized 10,000,000 shares, issued and outstanding 0 and 0 shares, respectively	-	-
Common Stock, no par value; issued and outstanding 2,018,347,429 and 1,969,322,429 shares, respectively	64,662,568	64,197,068
Contributed surplus	41,613,643	41,622,643
Accumulated other comprehensive income (loss)	(221,860)	(221,860)
Accumulated deficit	(106,563,227)	(105,922,726)

Total Stockholders’’ Deficit	(508,876)	(324,875)

TOTAL LIABILITIES AND STOCKHOLDERS’’ EQUITY (DEFICIT)	$5,013	$133,614

The accompanying notes are an integral part of these consolidated Financial Statements

F-4

GENOIL INC.

Consolidated Statements of Operations

(Expressed in US Dollars)

	Year ended December 31,
	2025	2024
REVENUES	$-	$-
COST OF SALES	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES
Stock based compensation to officers, directors, and consultants	54,000	1,353,898
Other Operating Expenses	572,092	654,893
Total Operating Expenses	626,092	2,008,791

LOSS FROM OPERATIONS	(626,092)	(2,008,791)

Other Income (Expense)
Finance expense	(39,409)	(34,349)
Settlement of payables	25,000	-
Write-off of land in Alberta Canada	-	(43,163)

Total Other Income (Expense) - Net	(14,409)	(77,512)

INCOME (LOSS) BEFORE INCOME TAXES	(640,501)	(2,086,303)
PROVISION FOR INCOME TAXES	-	-

NET INCOME (LOSS)	(640,501)	(2,086,303)

Deemed dividends for warrants	-	-

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(640,501)	$(2,086,303)

Weighted average shares outstanding - Basic and Diluted	1,991,684,552	1,939,666,008

Foreign Currency Translation

NET LOSS PER SHARE - Basic and Diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of these consolidated Financial Statements

F-5

GENOIL INC.

Consolidated Statements of Stockholders’’ Equity (Deficit)

(Expressed in US Dollars)

				Accumulated
				Other		Total
	Common	Share	Contributed	Comprehensive	Accumulated	Stockholders’’
	Shares	Capital	Surplus	Income (Loss)	Deficit	Equity (Deficit)
Balance as of December 31, 2023	1,913,137,429	$63,642,218	$40,280,745	$(221,860)	$(103,836,424)	$(135,320)
Sale of common shares (and warrants) in private placements	54,985,000	542,850	-	-	-	542,850
Issuance of common shares for services	1,200,000	12,000	-	-	-	12,000
Stock based compensation	-	-	1,341,898	-	-	1,341,898
Net loss for the year ended December 31, 2024	-	-	-	-	(2,086,303)	(2,086,303)
Balance as of December 31, 2024	1,969,322,429	64,197,068	41,622,643	$(221,860)	(105,922,726)	(324,875)
Sale of common shares (and warrants) in private placements, net of adjustment	43,375,000	411,500	(9,000)	-	-	402,500
Issuance of common shares for services	5,650,000	54,000	-	-	-	54,000
Stock based compensation	-	-		-	-	-
Net loss for the year ended December 31, 2025	-	-	-	-	(640,501)	(640,501)
Balance as of December 31, 2025	2,018,347,429	64,662,568	41,613,643	$(221,860)	(106,563,227)	(508,876)

The accompanying notes are an integral part of these consolidated Financial Statements

F-6

GENOIL INC.

Consolidated Statements of Cash Flows

(Expressed in US Dollars)

	Years Ended December 31,
	2025	2024

OPERATING ACTIVITIES
Net income (loss)	$(640,501)	$(2,086,303)
Adjustments to reconcile net loss to cash flows used in operating activities:
Stock based compensation	54,000	1,353,898
Write-off of land in Alberta Canada	-	43,163
Interest expense added to convertible notes	5,764	6,143

Changes in operating assets and liabilities
Prepaid expenses and other current assets	70,396	366
Accrued interest payable	33,644	28,206
Trade and other payables	(39,600)	48,100
Net Cash Used in Operating Activities	(516,297)	(606,427)

FINANCING ACTIVITIES
Net change in related party receivables	37,181	65,149
Net change in related party payables	55,592	-
Cash received from equity investors	411,500	542,850
Net cash provided by Financing Activities	504,273	607,999

Increase (decrease) in Cash	(12,024)	1,572
Cash at beginning of year	12,036	10,464
Cash at end of period	$12	$12,036

Supplemental disclosure of cash flow information
Interest Paid	$-	$-
Income taxes paid	$-	$-
Non-cash Transactions
Subscription receivable reversal	$9,000	$-

The accompanying notes are an integral part of these consolidated Financial Statements

F-7

GENOIL INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and December 31, 2024

(Expressed in US Dollars)

1. REPORTING ENTITY AND GOING CONCERN

Genoil Inc. (“Genoil”) was incorporated under the Canada Business Corporations Act in September 1996. The consolidated financial statements of Genoil Inc. comprise Genoil Inc. and its subsidiaries, Genoil USA Inc. and Two Hills Environmental Inc. (“Two Hills”) (collectively the “Company”). The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’’s business activities are primarily directed to the development and commercialization of its hydro-conversion upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is quoted on the OTC Markets under the symbol GNOLF. The Company’’s registered address is care of Bennett Jones LLP, Suite 4500, 855 - 2nd Street SW, Calgary, Alberta.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred operating losses and negative cash flows from operations since inception and has not yet generated significant recurring revenues from operations. For the year ended December 31, 2025, the Company reported a net loss of $640,501 and net cash used in operating activities of $516,297. As of December 31, 2025, the Company had cash and cash equivalents of $12, a net working capital deficiency of $288,738, a stockholders’’ deficit of $508,876, and an accumulated deficit of $106,563,227. These conditions raise substantial doubt about the Company’’s ability to continue as a going concern for one year after the date these consolidated financial statements are issued.

The Company has historically financed its operations primarily through the issuance of equity securities and support from related parties. Management’’s plans to address these conditions include seeking additional financing through private placements or other equity financing transactions, obtaining continued support from related parties, managing discretionary expenditures, and continuing efforts to execute contracts and business initiatives intended to generate future revenues, cash flows, and profitability. In addition, the Company’’s convertible notes payable to Lifschultz Enterprise Company LLC were automatically extended through January 1, 2028, as disclosed in Note 6.

Management believes that these plans, if successfully implemented, may provide the Company with sufficient liquidity to fund planned operations and meet its obligations as they become due. However, there can be no assurance that the Company will be successful in raising additional capital, obtaining continued related-party support, or generating revenues or cash flows sufficient to fund its operations. Accordingly, substantial doubt about the Company’’s ability to continue as a going concern has not been alleviated.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue its operations. Such adjustments could be material.

2. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a) Principles of Consolidation:

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and incorporate the financial statements of Genoil and entities controlled by it. Control is achieved where Genoil has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

F-8

Genoil has the following subsidiaries:

•	Genoil USA Inc., incorporated in Delaware, United States, which is a wholly owned subsidiary of Genoil.

•	Two Hills Environmental Inc., incorporated in Canada and registered in Alberta, which is a wholly owned subsidiary of Genoil. Two Hills was formed to enter into the oilfield waste disposal industry by capitalizing upon its current undeveloped asset base. The asset base comprises a site under which three salt caverns have been formed in the Lotsberg Formation beneath the earth’’s surface. Such caverns are used in the oilfield disposal industry as a destination for oilfield wastes.

The financial results of Genoil’’s subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by Genoil.

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

(b) Foreign currency translation

The reporting currency of the Company is the United States Dollar. The functional currency of Genoil and its subsidiaries is the United States Dollar. Transactions denominated in currencies other than the functional currency are translated at the exchange rates prevailing at the dates of the transactions. Exchange gains and losses are reflected in income.

(c) Use of estimates and judgments

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. By their nature, judgments, estimates and assumptions are subject to measurement uncertainty and changes in such judgments, estimates and assumptions in future periods could result in a material change in future financial statements. Actual results may differ from these estimates.

Judgment is used in situations where there is a choice or assessment required by management. Estimates and underlying assumptions are required on an ongoing basis and revisions are recognized in the year in which such estimates are revised.

(d) Cash and cash equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

(e) Stock-based compensation

The Company grants common stock, stock options, and Price Appreciation Certificates to employees, directors, and consultants for various services rendered to the company. Share-based payments to these individuals are measured at the fair value of the securities issued and amortized over the vesting periods. The amount recognized as a share-based payment expense during a reporting period is adjusted to reflect the number of awards expected to vest. The offset to this recorded cost is to contributed surplus. A forfeiture rate is estimated on the grant date and is subsequently adjusted to reflect the actual number of options that vest. At the time of exercise, the consideration and related contributed surplus recognized to the exercise date are credited to share capital.

(f) Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

F-9

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(g) Loss per share

Basic earnings (loss) per share is calculated by dividing the income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is determined by adjusting the income (loss) attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as convertible notes, stock options and warrants. The calculation assumes the proceeds on exercise of options and warrants are used to repurchase shares at the current market price. All options and warrants are anti-dilutive when the Company is in a loss position.

(h) Recent accounting pronouncements:

The Company has evaluated accounting standards updates that became effective during the year ended December 31, 2025, including ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, and ASU 2024-01, Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. The adoption of these standards did not have a material impact on the Company’’s consolidated financial position, results of operations, cash flows, or disclosures.

The following Accounting Standards Updates have been issued but were not yet effective as of December 31, 2025:

ASU 2024-03 -	Income Statement: Reporting Comprehensive Income (Subtopic 220-40): Disaggregation of Income Statement Expenses.
ASU 2025-05 -	Financial Instruments Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets.
ASU 2025-08 -	Financial Instruments: Credit Losses (Topic 326): Purchased Loans.

3. DETERMINATION OF FAIR VALUES

A number of the Company’’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability. The Company is required to classify fair value measurements using a hierarchy that reflects the significance of the inputs used in making the measurements.

The fair value hierarchy is as follows:

■	Level 1 – quoted prices in active markets for identical assets or liabilities;
■	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and,
■	Level 3 – inputs for the asset or liability that are not based on observable market data.

Cash and cash equivalents have been measured using level 1 inputs.

The fair value of cash and cash equivalents, due from related parties, trade and other payables, accrued interest payable, convertible notes, and due to related parties approximates their carrying value due to their short term to maturity.

F-10

The fair values of stock options and Price Appreciation Certificates are measured using the Black-Scholes pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected forfeiture rate (based on historic forfeitures), expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends, and the risk-free interest rate.

4. DUE FROM RELATED PARTY

Due from related party consists of:

	December 31,	December 31,
Borrower	2025	2024
Lifschultz Enterprise Company LLC (an entity controlled by David Lifschultz, Genoil chief executive officer, and Bruce Abbott, Genoil chief operating officer)	$-	$37,181
Current portion	$-	$-
Non-current portion	-	37,181
Total	$-	$37,181

The receivable is non-interest bearing and is due on demand.

The receivable from Lifschultz Enterprise Company, LLC (“LEC”) represents ongoing advances from the Company to LEC. LEC had no business revenues in 2024 and 2025. At December 31, 2025, LEC’’s principal assets consisted of a convertible note receivable from the Company due January 1, 2028, in the amount of $220,139 (see Note 6), accrued interest thereon of $72,256 (see Note 5), and ownership of 462,471,800 shares of Company common stock. At December 31, 2024, LEC’’s principal assets consisted of a convertible note receivable from the Company due on January 1, 2028, in the amount of $214,375 (see Note 6), accrued interest thereon of $38,612 (see Note 5), and ownership of 462,471,800 shares of Company common stock.

5. ACCRUED INTEREST PAYABLE TO RELATED PARTIES

Accrued interest payable to related parties consist of:

	December 31,	December 31,
Lender	2025	2024
Lifschultz Enterprise Company LLC	$72,256	$38,612
Totals	$72,256	$38,612

The accrued interest payable relates to the convertible notes outstanding (see Note 6).

6. CONVERTIBLE NOTES

Convertible notes consist of:

	December 31,	December 31,
Lender	2025	2024
Lifschultz Enterprise Company LLC	$220,139	$214,375
Totals	220,139	214,375
Current portion	-	-
Non-current portion	$220,139	$214,375

F-11

The notes bear interest at 12% compounded semi-annually and their maturity was extended on April 27, 2020 to April 27, 2022 and effective January 1, 2023 to January 1, 2026. These notes automatically extended upon maturity for an additional two year period until January 1, 2028. The notes are convertible into shares of Genoil common stock at a price of $0.01 per share.

The notes provide that in the event that the inflation rate (based on the US CPI) exceeds 3%, the principal and accrued interest balances are increased by such inflation rate. Effective December 31, 2021, this inflation protection provision was triggered.

Effective December 31, 2025, as a result of the inflation protection provision, the principal balance due to Lifschultz Enterprise Company LLC increased 2.69% or $5,765 (from $214,375 to $220,139) and the accrued interest balance due Lifschultz Enterprise Company LLC increased 2.69% or $1,892 (from $70,364 to $72,256). The $7,657 total increase in the principal and accrued interest balances has been included in Finance expense in the accompanying consolidated statement of operations for the year ended December 31, 2025.

7. DUE TO RELATED PARTIES

Due to related parties consist of:

	December 31,	December 31,
Creditor	2025	2024
Related party payable	$46,875	$46,875
Lifschultz Enterprise expense reimbursement payable (1)	55,592	-
Totals	$102,467	$46,875

The payables are non-interest bearing and are due on demand.

(1)

The amounts represent the living expenses of one executive. These living expenses were recorded under Other Operating Expenses in the statement of operations. The Company has entered into an agreement with this executive pursuant to which the Company reimburses such living expenses.

8. SHARE CAPITAL

Preferred Stock

There are 10,000,000 shares of Class A Preferred Stock authorized but none are outstanding.

Common Stock

There are an unlimited number of shares of common stock, no par value, authorized to be issued.

During the year ended December 31, 2024 the Company issued a total of 54,985,000 shares of common stock (and warrants) in private placements for total proceeds of $542,850.

During the year ended December 31, 2024 the Company issued a total of 1,200,000 shares of common stock as compensation for services. The fair value of the shares issued totaled $12,000.

During the year ended December 31, 2025 the Company issued 43,375,000 shares of common stock (and warrants) in private placements for total net proceeds of $402,500.

During the year ended December 31, 2025 the Company issued 5,650,000 shares of common stock as compensation for services. The fair value of the shares totaled $54,000.

Warrants

In conjunction with the private placements, the Company issued warrants to purchase common stock. The following is a summary of the warrant activity for the period January 1, 2024 to December 31, 2025.

F-12

Number outstanding at January 1, 2024	222,395,667
Granted	61,750,000
Cancelled	(21,350,667)
Number outstanding at December 31, 2024	262,795,000
Granted	55,550,000
Cancelled	(42,550,000)
Number outstanding at December 31, 2025	275,795,000

At December 31, 2025, the 275,795,000 warrants outstanding had a weighted average exercise price of $0.02 per share, a weighted average remaining contractual life of 2.38 years, and an aggregate intrinsic value of $0.

9. STOCK-BASED COMPENSATION

Stock-based compensation consists of:

	December 31,	December 31,
Type of Security	2025	2024
Price Appreciation Certificates	$-	$1,285,898
Options issued to outside directors and consultants	-	56,000
Common stock issued for services*	54,000	12,000
Totals	$54,000	$1,353,898

*In 2025 stock-based compensation expense was recorded in the relevant line-item in the statement of operations

The following is a summary of the compensatory securities activity for the period January 1, 2024 to December 31, 2025:

Common stock equivalent	Price Appreciation Certificates	Options	Total
Number outstanding at January 1, 2024	689,400,000	85,216,000	774,616,000
Granted	183,700,000	8,000,000	191,700,000
Cancelled	(123,700,000)	(7,250,000)	(130,950,000)
Number outstanding at December 31, 2024	749,400,000	85,966,000	835,366,000
Granted	-	-	-
Cancelled	(138,000,000)	(10,500,000)	(148,500,000)
Number outstanding at December 31, 2025	611,400,000	75,466,000	686,866,000

PRICE APPRECIATION CERTIFICATES

In lieu of compensation the Company has entered into agreements (“Price Appreciation Certificates”) with David Lifschultz and Bruce Abbott whereby, at the request of the executives, the Company agrees to pay the equivalent sum of the rise in the Company’’s stock price based on the agreed upon number of shares, from a fixed per share amount to the average of the last 10 trading days (volume weighted average price).

The number of shares reflect a potential salary for the two executives that only exist if the price of the shares rise above the price appreciation base amount. The Company has no obligation to pay the two executives if the stock does not rise. The Company, at its exclusive option and benefit, can proceed with a private placement at the share price on the date of exercise and the executive will subscribe to this private placement for the entire sum advanced by the Company.

F-13

The Company accounts for these Price Appreciation Certificates as an equity instrument due to its exclusive option to require a subscription to the private placement as determined by the fair value of the instruments using a Black-Scholes pricing model.

At December 31, 2024, the 749,400,000 Price Appreciation Certificates outstanding had a weighted average exercise price of $0.01 per share, a weighted average remaining contractual life of 2.91 years, and an aggregate intrinsic value of $0.

At December 31, 2025, the 611,400,000 Price Appreciation Certificates outstanding had a weighted average exercise price of $0.01 per share, a weighted average remaining contractual life of 2.44 years, and an aggregate intrinsic value of $0.

OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 200,000,000. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant. The options granted in 2023 all vested immediately.

There were no stock options granted during 2025. The fair value of stock options granted during 2024 was estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2025	2024
Volatility	-	412.55%
Expected life	-	5 years
Risk-free rate	-	4.26%
Dividend yield	-	-
Forfeiture rate	-	0%
Stock Price at Valuation	-	$0.01
Exercise Price	-	0.01

At December 31, 2024, the 85,966,000 stock options outstanding had a weighted average exercise price of $0.003 per share, a weighted average remaining contractual life of 3.49 years, and an aggregate intrinsic value of $625,194.

At December 31, 2025, the 75,466,000 stock options outstanding had a weighted average exercise price of $0.002 per share, a weighted average remaining contractual life of 2.75 years, and an aggregate intrinsic value of $625,194.

10. INCOME TAXES

The provision for (benefit from) income taxes reflects the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The provision for (benefit from) income taxes differs from that computed by applying the statutory United States federal income tax rate of 21% for 2025 and 2024 to loss before income taxes. The sources of the differences are as follows:

	2025	2024
Income (loss) before income taxes	$(640,501)	$(2,086,303)
Expected recovery at statutory tax rate	$134,505	$438,124
Non-deductible stock-based compensation	-	(284,319)
Increase in valuation allowance	(134,505)	(153,805)
Provision for Income Taxes	$-	$-

Based on management’’s present assessment, the Company has not yet determined that a deferred tax asset attributable to the future utilization of the net operating loss carryforward as of December 31, 2025 will be realized.  Accordingly, the Company has maintained a 100% valuation allowance against the deferred tax asset in the financial statements at December 31, 2025. The Company will continue to review this valuation allowance and make adjustments as appropriate.

F-14

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

All tax years remain subject to examination by major taxing jurisdictions.

11. SEGMENT REPORTING

Operating segments are identified based on the internal reports that are regularly provided to, and reviewed by, the chief operating decision‑maker. The Company has determined that its Chief Operating Officer (“COO”) fulfils this role as the chief operating decision‑maker.

The Company’’s business activities are primarily focused on the development and commercialization of its hydro-conversion upgrader technology. As the Company remains in the exploration and evaluation stage, it has not generated any revenue from its principal activities during the periods presented.

For the years ended December 31, 2025 and 2024, the Board of Directors concluded that the Company has a single reportable segment, being oil and gas exploration and evaluation. The Company’’s other activities are individually, and in the aggregate, insignificant for segment reporting purposes. Accordingly, no additional segment information is presented.

12. CLIMATE CHANGE

During the reporting period, Genoil Inc. had no material operating activities, projects, or commercial operations that would generate significant greenhouse gas emissions or direct climate‑related physical risks. The Company continues to hold its proprietary hydrocarbon‑processing and upgrader‑related technologies, but none were in commercial operation or under active construction or commissioning. As a result, the Company does not report Scope 1, Scope 2, or material Scope 3 emissions, and there are no material climate‑related costs, capital expenditures, or regulatory charges for the period. Management continues to monitor climate‑related regulation and disclosure requirements; however, given the absence of operating activity, the financial and operational impacts of climate change on the Company’’s business affairs for this period are not material. Should the Company re‑commence or expand operations, it will re‑assess climate‑related risks and opportunities and provide appropriate disclosures.

13. SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 11, 2026, the date the financial statements were issued and has determined that there are no subsequent events that require disclosure in accordance with SEC regulations.

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